Exhibit 107
Calculation of Filing Fee Table
Form S-1
(Form Type)
APPLIED DIGITAL CORPORATION
Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)		Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Rule 457(c)	6,300,449	(3)	$6.1351	$38,653,884.66	$0.0001476	$5,705.31
					Total Offering Amounts			$5,705.31
					Total Fee Offsets			—
					Net Fee Due			$5,705.31

(1) Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s common stock, par value $0.001 per share (“Common Stock”), quoted on The Nasdaq Global Select Market on September 11, 2024.
(2) Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions.
(3) Consists of 6,300,449 shares of Common Stock issuable upon exercise of the warrant issued to the Investor on June 17, 2024, in accordance with the terms and conditions of that certain Promissory Note, dated June 7, 2024, by and between APLD Holdings 2 LLC (“APLD Holdings”) and the Investor, as supplemented by that certain Waiver Agreement, dated August 11, 2024, by and between APLD Holdings and the Investor.